UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 11, 2008

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2008, Mr. Todd J. Greenspan was appointed to the position of Chief Financial Officer of Isolagen, Inc. (“Isolagen”). Mr. Greenspan, age 36, served as Isolagen’s Vice President of Finance and Administration and Corporate Controller since May 2005. Mr. Greenspan is a licensed Certified Public Accountant in the State of Pennsylvania. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., most recently serving as Senior Director of Finance, and from September 1994 through September 2002 served in various other positions of increasing financial responsibility. Mr. Greenspan holds both a B.S. in Accounting and an M.S. in Accounting and Management Information Sciences from the University of Delaware.

On March 11, 2008, the Company entered into an Employment Agreement with Mr. Todd J. Greenspan pursuant to which Mr. Greenspan agreed to serve as of Chief Financial Officer of Isolagen for an initial term ending December 31, 2010, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $240,000. Mr. Greenspan is entitled to receive an annual bonus each year, prorated for the period of employment in such year, payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria established by the Company’s Chief Executive Officer and agreed to by the Company’s Compensation Committee. The targeted amount of the annual bonus shall be 40% of Mr. Greenspan’s base salary, although the actual bonus may be higher or lower. Mr. Greenspan is entitled to a non-accountable automobile allowance of $400 per month. The agreement also provides that Mr. Greenspan receive a life insurance benefit in the amount of $1 million. Upon termination of the agreement by Isolagen for a reason other than for “cause” (as defined in the agreement) or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to a severance payment equal to his base salary for the lesser of twelve months from the date of termination or for the remaining term of the agreement, when, as and if such payments would have been made in the absence of the termination; provided that if Mr. Greenspan becomes employed following termination, the severance payments will cease except that Mr. Greenspan shall receive at least six months of payments notwithstanding reemployment. Upon termination of the agreement by Isolagen for “cause” or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to all amounts due to him for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Mr. Greenspan has agreed not to compete with Isolagen.

Under the agreement, Mr. Greenspan was granted a ten-year option to purchase 200,000 shares of common stock at an exercise price equal to the closing of the common stock on the date of execution of the agreement, which vests in three equal annual installments commencing March 11, 2009. The vesting of the stock option grant described in above shall accelerate and vest immediately upon a “change in control” of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company.

Item 8.01 Other Events

On March 14, 2008, the Company issued a press release, “Isolagen, Inc. Completes Enrollment in Isolagen Therapy™ Phase II/III Acne Scar Study,” which is attached hereto as Exhibit 99 and is incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

99	Press release dated March 14, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: March 17, 2008

By: /s/ Todd J. Greenspan
Todd J. Greenspan,
Chief Financial Officer